EXHIBIT 23.1







                       Consent of Independent Accountants




We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated August 1, 1997 appearing on page 22 of the Annual Report on Form 10-K of Pro-Fac Cooperative, Inc. for the year ended June 28, 1997. We also consent to the application of such report to the Financial Statement Schedule for the three years ended June 28, 1997 listed under Item 14(a) of Pro-Fac Cooperative, Inc.'s Annual Report on Form 10-K for the year ended June 28, 1997 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this Financial Statement Schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP


Rochester, New York
December 18, 1997